Exhibit 99.1

HCW Biologics Announces 1-for-6 Reverse Stock Split

Effective on June 30, 2026

Company completed 28 consecutive trading days above $1.00 per share on June 25, 2026

Reverse stock split effectuated to ensure ongoing compliance with the Bid Price Rule and additional requirements from Nasdaq Hearings Panel

Miramar, FL – June 26, 2026 – HCW Biologics Inc. (the “Company” or “HCW Biologics”) (NASDAQ: HCWB), a U.S.-based clinical-stage biopharmaceutical company developing transformative fusion immunotherapeutics to support or treat diseases promoted by chronic inflammation, focusing on autoimmune disorders and other inflammatory diseases, cancer and senescence-associated dysplasia, today announced that its Board of Directors has approved a 1-for-6 reverse stock split of the Company’s common stock, par value $0.0001 (“Common Stock”), which will be effective at 12:01 a.m. Eastern Time on June 30, 2026. The Company’s Common Stock will be traded on The Nasdaq Capital Market on a reverse split-adjusted basis beginning on June 30, 2026, under the Company’s existing trading symbol “HCWB.”

After an appeal, the Company received a decision letter from a Nasdaq Hearings Panel (the “Panel”) on May 29, 2026, which provided a path to compliance with Nasdaq Listing Rule 5550(a) (the “Bid Price Rule”). The primary requirement in the Panel’s decision letter was that the Company’s Common Stock must trade above $1.00 per share for a period of 20 days prior to July 29, 2026. The Company’s Common Stock completed 20 trading days above $1.00 per share as of June 12, 2026, and has continued to trade around $1 per share since that time. Given the Panel’s stated requirements, including that the Company maintain compliance with the Bid Price Rule or face immediate delisting, the reverse stock split is intended to ensure compliance with the Bid Price Rule as well as other conditions required by the Panel. The new CUSIP number following the reverse stock split will be 40423R303. The Company filed the relevant amendments to its Certificate of Incorporation with the Delaware Secretary of State on June 24, 2026 to effect the reverse split on June 30, 2026.

The reverse stock split will affect all stockholders uniformly and will not alter any stockholder’s percentage ownership interest in the Company, except to the extent that the reverse stock split would otherwise result in any of the Company’s stockholders owning a fractional share as described in more detail below.

The reverse stock split will reduce the number of shares of Common Stock issued and outstanding from 9,581,079 (the number of issued and outstanding shares as of June 25, 2026) to approximately 1,596,849. The total authorized number of shares of Common Stock will remain at 250,000,000 shares of Common Stock and the per-share par value will remain at $0.0001 per share. No fractional shares will be issued in connection with the reverse stock split. Each stockholder who would otherwise be entitled to receive a fraction of a share of the Company’s Common Stock will instead receive one whole share of Common Stock in connection with the reverse stock split.

As of the effective date of the reverse stock split, the number of shares of Common Stock available for issuance under the Company’s equity incentive plans and issuable upon the exercise of stock options and warrants outstanding immediately prior to the reverse stock split will be proportionately affected by the reverse stock split. The exercise prices of the Company’s outstanding options and warrants will be adjusted in accordance with their respective terms.

Equiniti Trust Company LLC (“Equiniti”), the Company’s transfer agent, will act as the exchange agent for the reverse stock split. Those Company stockholders who hold their shares in electronic form do not need to take any action, as the effect of the Reverse Stock Split will automatically be reflected in their accounts with Equiniti. Those stockholders who hold their shares in “street name” will receive instructions from their bank, broker, or nominee.

About HCW Biologics:

HCW Biologics Inc. (the “Company”) (NASDAQ: HCWB) is a clinical-stage biopharmaceutical company developing transformative fusion immunotherapeutics to treat diseases promoted by chronic inflammation, including autoimmune diseases, cancer, and senescence-associated dysplasia. The Company’s immunotherapeutics represent a new class of drugs that it believes have the potential to fundamentally change the treatment of proinflammatory and senescence-associated diseases and conditions that are promoted by chronic inflammation —and in doing so, improve patients’ quality of life and possibly extend longevity. A key aspect of the Company’s clinical development and financing strategy is to focus on its business development programs. See the Company Pipeline at https://hcwbiologics.com/pipeline/

Forward-Looking Statements:

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, statements relating to the timing, consummation, and impact of the reverse stock split, the Company’s ability to maintain compliance with Nasdaq’s minimum bid price requirement, and the actions of third parties, including Equiniti, with respect to the reverse stock split. Actual results could differ from those projected in any forward-looking statement due to numerous factors. Such factors include, among others, our ability to maintain compliance with Nasdaq’s continued listing rules. These forward-looking statements are made as of the date of this press release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents we file with the Securities and Exchange Commission, or the SEC, available at www.sec.gov, including, without limitation, the Company’s most recent Annual Report on Form 10-K filed on March 31, 2026, and other SEC filings.

Company Contact:

Rebecca Byam

CFO

HCW Biologics Inc.

rebeccabyam@hcwbiologics.com